EXHIBIT 6

                                                            [DEUTSCHE BANK LOGO]

                                                     Deutsche Bank AG London
Sebastian Holdings Inc                               Winchester House
Britannic House                                      1 Great Winchester Street
Providenciales                                       London EC2N 2DB
Turks and Caicos Islands
British West Indies                                  Telephone: +44 20 7545 8000

Attention:  Mr Alex Vik

15 June 2005

Dear Sir,

PHYSICAL SETTLED SHARE SWAP TRANSACTIONS

We refer to the physically settled share swap transaction in respect of 8,000,000 Havas SA shares with a Trade Date of 27 January 2005 (as amended from time to time) that has been entered into between us and you (the "TRANSACTION"). (We note that the Transaction was originally entered into in respect of 9,500,000 Havas SA shares but that this was subsequently reduced to 8,000,000 Havas SA shares pursuant to the amendment letter agreed to by us and you and dated 24 May 2005.)

We record that the Termination Date of the Transaction is 15 June 2005 (as per the amendment letter dated 24 May 2005). We confirm that you have requested that the term of the Transaction be extended to 13 September 2005 and that we are agreeable to such request.

Accordingly, we confirm that by agreement between you and us, the Termination Date of the Transaction is hereby amended to 13 SEPTEMBER 2005 (which settles on 16 September 2005). All other terms set out in the Transaction confirmation relating to the Transaction shall continue to apply in respect of the extended term of the Transaction, with the exception of the following amendments (which will be binding on the parties):

1.   the Number of Shares shall be amended to be 7,500,000 Havas SA shares;

2. Party A (we) shall have the right, on one or more occasions and on written notice to Party B (you) ("Partial Unwind Notice"), to partially unwind (i.e. early terminate) the Transaction with respect to up to an aggregate of 1,500,000 Havas SA shares. Party A's Partial Unwind Notice shall specify the number of Havas SA shares to which the partial unwind relates, the effective date of the partial unwind and the settlement date in respect thereof, and such notice shall be binding on Party B (and Party B shall be obliged to deliver to Party A the relevant number of Havas SA shares on such settlement date). Party A's obligation to pay any Equity Notional Amount in respect of the shares relating to a partial unwind shall be postponed to the Termination Date of the Transaction and will then be set-off against Party B's obligation to pay the Final Exchange Amount.

Furthermore, you agree that the following additional documents that have been executed in connection with the Transaction shall continue to apply in respect of the extended term of the Transaction:

1. Pledge and Pledgeholder Agreement between you, us and Deutsche Bank (Suisse) SA;
2.   French  law   Declaration  of  Pledge   (Declaration   de  Gage  de  Compte
     d'lnstruments Financiers); and
3.   French law Nominee Declaration.

In summary, we record that the practical effect of this extension letter and its revised terms is the following:

1. The Transaction will continue in respect of 8,000,000 Havas SA shares until 15 June 2005;

2. On 15 June 2005 the Transaction will partially unwind (terminate) in respect of 500,000 Havas SA shares. Accordingly you (Party B) will deliver to us (Party A) 500,000 Havas SA shares for settlement on or before 20 June 2005;

Chairman of the Supervisory Board:      Deutsche Bank AG is regulated by the FSA
Roif-E Breuer                           for the conduct of designated investment
Board of Managing Directors:            business in the UK, a member of The
Josef Ackermann, Clemens Borsig,        London Stock Exchange and is a stock
Hermann-Josef Lamberti,                 corporation incorporated in the
Tessen von Heydebreck                   Federal Republic of Germany HRB No.
                                        30 000 District Court of Frankfurt am
                                        Main; Branch Registration No. in England
                                        BR000005.

3. From 15 June 2005, the Transaction will be in respect of 7,500,000 Havas SA shares; and

4. At any time following 15 June 2005, Party A may unwind the Transaction with respect of a maximum of 1,500,000 Havas SA shares on one or more occasions.

This letter shall be governed by and construed in accordance with English law. The parties to this letter hereby submit to the exclusive jurisdiction of the English courts.

Please confirm your agreement to the above by signing this letter in the place provided below. PLEASE NOTE THAT THIS LETTER SHALL NOT BE VALID AND BINDING UNTIL IT HAS BEEN PROPERLY AND VALIDLY SIGNED BY TWO AUTHORISED SIGNATORIES OF DEUTSCHE BANK AG LONDON.

Yours faithfully,
For and on behalf of

DEUTSCHE BANK AG LONDON


By:                                                By:
    --------------------------------                  --------------------------
Name:                                              Name:
Title:  Authorised Signatory                       Title:  Authorised Signatory

Confirmed as of the date first above written:

SEBASTIAN HOLDINGS INC


By:  /s/ Illegible
    --------------------------------
Name:
Title: